Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHERONOVA INC.

AtheroNova Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST.          Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated February 25, 2014, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable to the Corporation and its stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED FURTHER, that Section A of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation is amended in its entirety to read as follows:

“FOURTH: Simultaneously with the effective date of the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Effective Date”), (i) each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Common Stock”) shall automatically be reclassified and continued (the “Reverse Split”), without any action on the part of the holder thereof, as one-tenth of one share (0.1) of Common Stock, (ii) stockholders holding less than 100 shares of Old Common Stock as of the Effective Date shall not be affected by the Reverse Split, and (iii) stockholders holding 1,000 or fewer shares of Old Common Stock but at least 100 shares of Old Common Stock as of the Effective Date shall be provided special treatment such that after the Reverse Split, those holders will hold 100 shares of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of all of such holder’s stock certificates formerly representing shares of Old Common Stock, in lieu of such fractional share, one whole share of Common Stock.”

SECOND.    That thereafter, the Corporation’s stockholders approved the amendment.

THIRD.        That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH.    That said amendment will be effective as of 9:00AM Eastern Standard Time on the 22nd day of April, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation this 16th day of April, 2014.

By:
Thomas W. Gardner
Chief Executive Officer